Montgomery Funds Shareholder Report Proxy Voting Results

At a special meeting of shareholders on July 2, 2009, fund shareholders approved the following two proposals:

Proposal 1- Elect trustees for each fund.

The individuals listed in the table below were elected as trustees for each fund. All trustees with the exception of Messrs. McNabb and Volanakis (both of whom already served as directors of The Vanguard Group, Inc.) served as trustees to the funds prior to the shareholder meeting.

Trustee                        For        Withheld         Percentage For

John J. Brennan          7,351,976          47,569                  99.4%
Charles D. Ellis         7,332,602          66,942                  99.1%
Emerson U. Fullwood      7,331,813          67,732                  99.1%
Rajiv L. Gupta           7,347,546          51,999                  99.3%
Amy Gutmann              7,327,496          72,048                  99.0%
JoAnn Heffernan Heisen   7,327,496          72,048                  99.0%
F. William McNabb III    7,351,976          47,569                  99.4%
Andre F. Perold          7,332,602          66,942                  99.1%
Alfred M. Rankin, Jr.    7,351,976          47,569                  99.4%
Peter F. Volanakis       7,351,976          47,569                  99.4%

Proposal 2: - Update and standardize the fund's fundamental policies regarding:

(a) Purchasing and selling real estate.
(b) Issuing senior securities.
(c) Borrowing money.
(d) Making loans.
(e) Purchasing and selling commodities.
(f) Concentrating investments in a particular industry or group of industries.
(g) Eliminating outdated fundamental investment policies not required by law.

The revised fundamental policies are clearly stated and simple, yet comprehensive, making oversight and compliance more efficient than under the former policies. The revised fundamental policies will allow the fund to respond more quickly to regulatory and market changes, while avoiding the costs and delays associated with successive shareholder meetings.

                           For   Abstain     Against         Broker   Percentage
                                                          Non-Votes          For
Market Neutral Fund
2a                   5,776,114    11,080      65,900      1,546,451      78.1%
2b                   5,834,687    11,080       7,327      1,546,451      78.9%
2c                   5,795,502    11,080      46,512      1,546,451      78.3%
2d                   5,797,693    11,080      44,322      1,546,450      78.4%
2e                   5,797,693    11,080      44,322      1,546,450      78.4%
2f                   5,834,687    11,080       7,327      1,546,451      78.9%
2g                   5,835,056    11,080       6,959      1,546,450      78.9%